SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

EMS TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

EMS TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 2, 2008

Notice is hereby given that the Annual Meeting of Shareholders of EMS Technologies, Inc. (the “Company”) will be held at 11:00 a.m. local Atlanta time on May 2, 2008, at the Atlanta Marriott Norcross, 475 Technology Parkway, Norcross, Georgia, 30092 for the following purposes:

1.	To elect nine members of the Board of Directors to serve during the ensuing year;

2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008; and

3.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

Only holders of record of common stock of the Company at the close of business on March 17, 2008, will be entitled to notice of and to vote at the Meeting or any adjournment thereof.

By Order of the Board of Directors,

William S. Jacobs

Secretary

Norcross, Georgia

March 28, 2008

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, PLEASE VOTE YOUR SHARES BY ONE OF THE METHODS INDICATED ON THE ENCLOSED PROXY: (1) A TOLL-FREE TELEPHONE CALL, (2) THE INTERNET, OR (3) COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE POSTAGE PAID ENVELOPE PROVIDED. IT IS IMPORTANT TO VOTE YOUR SHARES PROMPTLY. IF YOU ATTEND THE MEETING AND DECIDE THAT YOU WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

EMS TECHNOLOGIES, INC.

660 Engineering Drive, Technology Park/Atlanta,

Norcross, Georgia 30092

PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 2, 2008

GENERAL INFORMATION

Shareholders’ Meeting

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of EMS Technologies, Inc. (the “Company”) of proxies to be used at the Annual Meeting of Shareholders to be held at 11:00 a.m. local Atlanta time on May 2, 2008, at the Atlanta Marriott Norcross, 475 Technology Parkway, Norcross, Georgia, 30092. This Proxy Statement is being mailed to shareholders on approximately March 31, 2008.

Matters to be Acted Upon

The following matters will be acted upon at the Annual Meeting of Shareholders:

1. The election of nine members of the Board of Directors, each to serve a term of one year and thereafter until his successor is duly elected and qualified;

2. The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008; and

3. The transaction of such other business as may properly come before the Meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 2, 2008. The 2008 Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2007 are also available at www.ems-t.com/proxydocs.

Revocation of Proxies

A proxy form is enclosed herewith. Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by giving written notice of such revocation to the Secretary of the Company at 660 Engineering Drive, Technology Park/Atlanta, Norcross, Georgia 30092, or by executing and delivering to the Secretary of the Company a proxy bearing a later date. A proxy may also be revoked at the Annual Meeting by any shareholder present at the Annual Meeting who elects to vote in person.

Voting of Proxies

The shares that your proxy represents will be voted at the Annual Meeting in accordance with your instructions. In the absence of such instructions, the shares represented thereby will be voted in favor of the nine nominees for election to the Board of Directors, and in favor of the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the current year. The Board of Directors does not know of any other business to be brought before the Meeting, and has not received notice of any such matter within the time periods specified in the Company’s Bylaws or in rules of the Securities and Exchange Commission governing discretionary voting authority; it is intended that as to such other business, if any, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons acting thereunder.

Only holders of record of issued and outstanding shares of common stock of the Company at the close of business on March 17, 2008, are entitled to notice of, or to vote at, the Annual Meeting. Each holder is entitled to one vote for each share of common stock held on the record date. On March 17, 2008, there were 15,546,245 shares of common stock outstanding and entitled to vote.

Cost of Solicitation

The cost of soliciting proxies will be borne by the Company. Officers, directors and employees of the Company may solicit proxies by telephone, facsimile transmission, or personal interview. In addition, Georgeson Inc. has been engaged to provide soliciting assistance, principally in the nature of solicitation with respect to shares held by brokers, banks and institutional holders, at a cost of approximately $7,500.

Shareholder Proposals for the 2009 Annual Meeting

Any proposals by shareholders intended to be included in the proxy materials for the 2009 Annual Meeting must be received by the Company at its principal executive offices, attention of the Secretary, no later than December 29, 2008.

In addition, for any proposal or nomination that a shareholder wishes to present at the 2009 Meeting but is not seeking to have included in the Company’s proxy materials, notice as required by the Company’s Bylaws (including the information specified in the Bylaws) must be received by the Secretary no later than March 3, 2009; if such notice is not timely received, the matter or nomination will not be considered at the 2009 Annual Meeting.

ELECTION OF DIRECTORS

The Company’s Bylaws provide that the number of members of the Board of Directors shall be determined by the Board, which has set that number at nine. Unless otherwise directed, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in favor of the election of the nine persons named in the following table as directors of the Company. Each such person will serve until the next Annual Meeting of Shareholders and thereafter until his successor is elected and has qualified. In case any named nominee should become unable to serve, or for good cause will not serve, the persons named in the proxy will have the right to use their discretion to vote for a substitute or substitutes or to vote only for the remaining nominees.

Assuming the presence of a quorum at the Meeting, the nominees will be elected by favorable vote of a plurality of the shares actually voted. Abstentions and broker non-vote shares will be considered as present for the purposes of determining the presence of a quorum, but will not otherwise be considered in determining the outcome of the vote.

The following table lists the nominees and their ages, their other positions with the Company, their principal occupations and other professional activities at present and during at least the past five years, and the year each was first elected as a director. All nine nominees are currently directors of the Company.

Name and Principal Occupations for at Least the Last Five Years	Age	Year First Elected Director
Hermann Buerger	64	2003

Until 2004, Regional Board Member and CEO of the Americas, Commerzbank AG, where Mr. Buerger held various management positions over a 30-year career. Mr. Buerger has been a member of the International Advisory Board of Unibanco of Sao Paulo, Brazil (2002–2004), and of the Advisory Board of the Wharton Real Estate Center (1997–2004). Mr. Buerger is also a director of Sapient Corporation (since 2006) and Alpha Natural Resource, Inc. (since 2008).

Name and Principal Occupations for at Least the Last Five Years	Age	Year First Elected Director
Paul B. Domorski	51	2006

Chief Executive Officer and President of the Company (since June 2006). For three years prior to joining EMS, he served as Vice President of Avaya Inc., with operational responsibilities for its services business. From 2000 to 2002 he served as President and CEO, and then as a consultant, of RSL Communications, Ltd. during its restructuring. From 1997 to 2000 he served as President of British Telecom Syncordia Solutions, a combined products/services outsourcing and solution provider that was organized from other British Telecom businesses.

Francis J. Erbrick	68	2006

Consultant, Business Technology Office, McKinsey & Company, Stamford, CT (1997-2007), providing information technology consulting services, typically to large companies. For the previous 12 years, Mr. Erbrick was Chief Information Officer and a member of the Management Committee of United Parcel Service, where he oversaw the development of UPS’s information systems architecture, its telecommunications network, and its Package Tracking System. Mr. Erbrick was a 1994 recipient of the Carnegie Mellon Award for Excellence in Information Technology.

John R. Kreick, Ph.D.	63	2003

Private consultant on defense electronics matters (since 1998), and Chairman of the Board of Draper Labs, a research center for NASA and the Department of Defense (since 2001). From 1988 until March 1998, Dr. Kreick was President of a leading defense electronics firm, the Sanders division of Lockheed Martin Corporation, and was also a Lockheed Martin Vice President. Dr. Kreick also serves (since 1998) as a director, and for five months during 2003 served as Chief Executive Officer, of The Pennichuck Corporation, a holding company for water-service utilities and real estate development in New Hampshire. He holds his Ph.D. in theoretical physics.

John B. Mowell	73	1984

Chairman of the Board of the Company (since 2001); President, Mowell Financial Group, Inc., Tallahassee, FL, an investment counseling firm. Director, Capital City Bank, Tallahassee, FL, a subsidiary of Capital City Bank Group, Inc., and Figg Engineering Group, Tallahassee, FL, a privately held firm engaged internationally in the design of concrete segmental bridges. Formerly Chairman of the Board (1981-1990) and Chief Executive Officer (1985-1989), Reflectone, Inc., Tampa, FL, a manufacturer of aircraft flight simulators and training systems for commercial and military markets. Mr. Mowell is past Chairman of the Florida State Board of Administration’s Investment Advisory Council for the $100 billion Florida state teacher’s retirement fund; and Founding President, past Chairman and Chairman Emeritus of The Economic Club of Florida.

Thomas W. O’Connell	61	2007

Assistant Secretary of Defense for Special Operations and Low-Intensity Conflict (2003-2007). Previously, Mr. O’Connell was Senior Manager, Intelligence and Information Systems, with Raytheon Company (1996-2003). Mr. O’Connell retired from the U.S. Army in 1995 as a Colonel, after a highly-decorated 27-year career that included a three-year assignment as Deputy for Command Support at the Central Intelligence Agency, and numerous command assignments in intelligence and special operations, with combat tours in Vietnam, Grenada, Panama, and Southwest Asia.

Name and Principal Occupations for at Least the Last Five Years	Age	Year First Elected Director
Bradford W. Parkinson, Ph.D.	73	2006

    Professor Emeritus, Stanford University (with substantially full-time research and student advisory responsibilities since 2001). Previously, Dr. Parkinson was Professor of Aeronautics and Astronautics at Stanford, where he directed NASA’s Gravity Probe-B spacecraft development project. During his career, he has actively participated on teams and committees responsible for the design or redesign of a number of space programs, including the GPS system, the Space Station, the Hubble Telescope repair, and a proposed flyby mission to Pluto. In 2003, Dr. Parkinson was awarded the Draper Prize by the National Academy of Engineering for his role in the development of the GPS system. Since 1984, he has been a member of the Board of Directors of Trimble Navigation Limited, Sunnyvale, CA, which provides advanced geographical positioning solutions, typically to commercial and governmental users. From 1998 to 1999, he served as Trimble’s President and Chief Executive Officer while that company was seeking a permanent CEO. He holds his Ph.D. in Astronautics Engineering from Stanford.

Norman E. Thagard, M.D.	64	1998

    Since 1996, Professor, Bernard F. Sliger Eminent Scholar Chair, Florida State University, Associate Dean of College Relations, College of Engineering, Florida A&M University—Florida State University, and aerospace consultant. From 1978 until 1996, Dr. Thagard served as a NASA astronaut, participating in four Shuttle missions and one mission aboard the Russian Mir Space Station, for a total of 140 days in space. He holds advanced degrees in engineering science, business administration and as a doctor of medicine.

John L. Woodward, Jr.	61	2003

    Associate Partner since 2003, and Senior Executive Vice President—National Security Business Development since 2005, at Accenture, a global management consulting, technology services and outsourcing company. Mr. Woodward retired in 2002 from the U.S. Air Force as a Lieutenant General with 34 years’ experience. During his Air Force career, Mr. Woodward held a wide variety of positions related to communications and command and control systems, including experience with space operations and acquisition management. His last assignment prior to retirement was as Deputy Chief of Staff for Communications and Information, and Deputy Chief Information Officer, at Air Force Headquarters in Washington D.C. from 2000 until 2002.

The Board of Directors

The Company’s Board of Directors during the past year comprised each of the nominees identified in the preceding table. Other than the CEO, Mr. Domorski, all current directors have been determined by the Board to be “independent” within the meaning of the listing standards of The NASDAQ Stock Market, Inc. During the last fiscal year, the Board held five meetings, and took additional action through the execution of a unanimous consent. No director attended fewer than 75% of the aggregate of all meetings of the Board and of all committees on which he served.

The Company encourages the members of its Board to attend the Annual Meeting of Shareholders, and seeks to schedule Board meetings in a manner that facilitates such attendance. At the Annual Meeting held in 2007, seven of the eight Board members elected at that time were in attendance.

Shareholders who wish to communicate with members of the Board of Directors may do so by mail addressed to the Chairman of the Board, c/o the Secretary, at the address for the Company’s principal executive offices appearing on the first page of this Proxy Statement. Items so addressed will be forwarded unopened to the Chairman.

Audit Committee. The Audit Committee comprises Messrs. Buerger (Chairman), Erbrick, and Mowell and Dr. Kreick. Additional information about the Audit Committee and its responsibilities, processes and actions appears under the subsequent section, “Audit Matters,” in this Proxy Statement.

Compensation Committee. The Compensation Committee comprises Drs. Thagard (Chairman) and Parkinson, and Messrs. Mowell and Woodward. Additional information about the Compensation Committee and its responsibilities, processes and actions appears under the subsequent section, “Executive Compensation and Related Matters,” in this Proxy Statement.

Governance Committee. The Governance Committee comprises Messrs. Mowell (Chairman) and Drs. Parkinson and Thagard. This committee is responsible for reviewing and evaluating potential members of the Board of Directors, for considering the qualifications to be sought in Board members, and for reporting to the full Board its recommendations with respect to these matters, and with respect to compensation of non-employee Board members. The Governance Committee is also responsible for reviewing, and for reporting to the full Board, concerning the Company’s practices and policies for the allocation and exercise of corporate authority by and among the Board and its committees and the senior corporate officers. This Committee’s Charter is available on the Company’s website, at www.ems-t.com, under the link for “Investor Relations.” The Company’s Guidelines for Corporate Governance, which have been adopted by the Board upon the recommendation of the Governance Committee, are also available under that link.

Each of the members of the Governance Committee is “independent” as defined by the listing standards for The NASDAQ Stock Market, Inc. During 2007, the members held two meetings, and in addition they frequently conferred on an informal basis, for the purposes of identifying and evaluating potential candidates, and for meeting with candidates, in order to submit recommendations to the full Board.

In seeking and evaluating prospective members of the Board, the Governance Committee considers the nature and scope of the Company’s business activities, and the capacity of the Board to provide oversight and positive contributions in areas of particular significance to the long-term creation of shareholder value. Areas of experience and capability that the Committee particularly believes should be represented on the Board include finance and accounting; technology related to the Company’s wireless communications businesses; the telecommunications, space and defense industries; and business and manufacturing operations. The Committee believes that individual candidates should also demonstrate proven success in business environments, high levels of commitment, adequate availability to actively participate in the Board’s affairs, and high levels of integrity and sensitivity to current business and corporate governance trends. Before recommending a candidate to the full Board, all members of the Committee will participate in meetings with the candidate, and the Committee also seeks to arrange meetings between the candidate and other Board members.

Candidates are typically identified by other Board members or in Board-member discussions with third parties. The Committee will also consider individuals recommended by shareholders. A shareholder who wishes to recommend a candidate for consideration by the Committee should do so in writing addressed to the Committee Chairman at the Company’s address appearing on the first page of this Proxy Statement. Candidates recommended by shareholders will be considered according to the same standards of perceived Company need and potential individual contribution as are applied to candidates from other sources.

Other Committees. Other committees on which various directors serve are the Science & Technology Committee, comprising Drs. Kreick (Chairman) and Parkinson, and Messrs. Domorski, O’Connell and Woodward, which has authority to review and make recommendations concerning scientific and technological trends and perceived opportunities for the Company’s technological capabilities; and the Stock Incentive Plan Committee, comprising Messrs. Domorski (Chairman), Erbrick and Woodward and Dr. Thagard, which is generally responsible for administering the Company’s stock option plans with respect to the participation of employees who are not officers or directors.

Compensation and Other Arrangements with Directors

Subject to partial or full deferral into deferred stock units, as described further in this section regarding the Company’s Deferred Compensation Plan for Non-Employee Directors, each director who is not an employee of the Company is paid a $40,000 annual retainer (in quarterly installments), $2,500 per board meeting attended ($1,000 for telephonic participation), and $2,000 for committee meetings ($500 for telephonic participation) occurring on a day other than the day of either a board meeting or another compensated committee meeting. The Company’s employee-director, Mr. Domorski, does not receive fees for his participation in meetings. Travel expenses are paid to out-of-town directors, and an additional $1,000 each way is paid to a director traveling from a home located more than two time zones from a meeting site.

The Company pays additional compensation to Mr. Mowell, in the amount of $60,000 per year, for his services as non-employee Chairman of the Board, to Mr. Buerger, in the amount of $20,000 per year, for his services as Chairman of the Audit Committee, to Dr. Thagard, in the amount of $10,000 per year, for his services as Chairman of the Compensation Committee, and to Dr. Kreick, in the amount of $10,000 per year, for his services as Chairman of the Science & Technology Committee.

The Company grants its non-employee directors options to acquire shares of its common stock. These options include an initial grant of 15,000 shares, vesting 3,000 shares per year for the first five years of participation, and further grants of 5,000 (3,000 prior to 2007) shares per year (vesting at the end of six months of further service) upon each election as a board member by the shareholders. All options are granted at the fair market value of the common stock on the date of grant (which automatically occurs at the date of election). The exercise price (together with any applicable taxes) may be paid in cash, by delivery of shares of common stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock. Upon the optionee ceasing to be a director for any reason, these options terminate and are forfeited to the extent that they are not exercisable at that time. Once exercisable, these options are non-forfeitable and remain exercisable until the sixth (tenth prior to 2007) anniversary of the date of grant.

The Company maintains its Deferred Compensation Plan for Non-Employee Directors. Under this Plan, each non-employee director must defer 40% of the annual retainer into deferred stock units valued at the date the cash retainer would otherwise have been paid, and may also at the director’s election defer all other amounts paid for service on the Board or its committees. Deferred amounts are payable after the director is no longer a member of the Board, or after five years in the case of elective deferrals, subject to the director’s limited right to further defer payment. When payable, the value of each stock unit is paid in cash in an amount equal to the value at the time of payment of the Company’s common stock. The deferred stock units have no minimum guaranteed value, accrue no minimum level of income, and have no voting rights.

The following table discloses, for the year ended December 31, 2007, the cash compensation paid by the Company, as well as other compensation paid, accrued or granted to each of the non-employee directors.

Director Compensation in Fiscal 2007

Name	Fees Earned or Paid In Cash	Stock Awards		Option Awards		Non-Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings	All Other Compen- sation	Total
Hermann Buerger	$57,000	15,000	(1)	52,379	(2)	—	—	—	124,379
Francis J. Erbrick	—	57,000	(1)	104,121	(2)	—	—	—	161,121
John R. Kreick	46,500	15,000	(1)	52,006	(2)	—	—	—	113,506
John B. Mowell	81,000	37,500	(1)	44,725	(2)	—	—	—	163,225
Thomas W. O’Connell	21,500	8,000		82,017	(2)				111,517
Bradford W. Parkinson	27,500	37,500	(1)	104,121	(2)	—	—	—	169,121
Norman E. Thagard	31,250	31,250	(1)	44,725	(2)	—	—	—	107,225
John L. Woodward, Jr.	—	54,000	(1)	52,379	(2)	—	—	—	106,379

(1)	Dollar-value of stock units awarded quarterly, in lieu of cash compensation, under the Deferred Compensation Plan for Non-Employee Directors, based on the market value (ranging from $18.16 to $26.90 in 2007) of the common shares on each award date. When the director completes his service to the Company, the units will be paid in cash based on the market value of the shares at the time of payment. The units do not have voting or liquidation rights, but their trading-market economic value is equal to that of the common shares. The aggregate number of such stock units granted during the fiscal year ended December 31, 2007 and weighted average grant-date market value per share are for Mr. Buerger, 691 at $21.70; for Mr. Erbrick, 2,630 at $21.67; for Dr. Kreick, 691 at $21.70; for Mr. Mowell, 1,728 at $21.70; for Mr. O’Connell, 330 at $24.24; for Dr. Parkinson, 1,728 at $21.70; for Dr. Thagard, 1,431 at $21.84; and for Mr. Woodward, 2,448 at $22.06. The aggregate number of such stock units held at December 31, 2007, from awards in 2007 and prior years, is detailed in a table within the Security Ownership section.

(2)	Ratable portion of the value of grants made in 2007 and prior years, in accordance with Statement of Financial Accounting Standards (“SFAS”) 123(R), to the extent the vesting periods for underlying grants applied to 2007. Values of stock option awards are determined using the Black-Scholes method and the assumptions provided in Note 8, “Stock Plans,” to the audited consolidated financial statements, filed as Part IV, Item 15(a)(1), to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. The number and grant date fair value of options underlying the 2007 compensation for option awards are, for each of Messrs. Buerger, and Woodward, 15,000 shares granted in 2003 and valued at $11.93 per share, and 5,000 shares granted in 2007 and valued at $8.95 per share; for each of Mr. Erbrick and Dr. Parkinson, 15,000 shares granted in 2006 and valued at $13.23 per share, and 5,000 shares granted in 2007 and valued at $8.95 per share; and for Mr. Mowell and Dr. Thagard, 5,000 shares granted in 2007 and valued at $8.95 per share; for Dr. Kreick, 15,000 shares granted in 2003 and valued at $10.79 per share and 5,000 shares granted in 2007 and valued at $8.95 per share; and for Mr. O’Connell, 15,000 shares granted in 2007 and valued at $15.15 per share. The aggregate number of shares subject to options at December 31, 2007, from awards in both 2007 and prior years, is for Mr. Buerger, 29,334; for Mr. Erbrick, 20,000; for Dr. Kreick, 29,099; for Mr. Mowell, 26,365; for Mr. O’Connell, 15,000; for Dr. Parkinson, 20,000; for Dr. Thagard, 27,501, and for Mr. Woodward, 29,395.

SECURITY OWNERSHIP

The following table sets forth certain information concerning shares of the Company’s common stock beneficially owned as of March 24, 2008, by the Company’s directors and named officers, and as of December 31, 2007, by persons who beneficially own more than 5% of the common stock. This information has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 based upon information furnished by the persons listed or contained in filings made by them with the Securities and Exchange Commission. Except as otherwise indicated, each person possessed sole voting and investment power with respect to the shares shown. In addition to the shares shown in the following table, the non-employee directors also hold non-voting deferred share units, acquired in lieu of all or a portion of their cash compensation; such deferred share units are summarized in the subsequent table, and described further in footnote 1 to the Director Compensation Table.

Name	Amount of Beneficial Ownership		Approximate Percent of Class
Dimensional Fund Advisors LP.	1,140,830		7.3%
1299 Ocean Avenue Santa Monica, CA 90401
Blackrock, Inc.	1,108,995		7.1%
40 East 52nd Street New York, NY 10022
Hermann Buerger	41,451	(1)	*
Francis J. Erbrick	9,000	(1)	*
John R. Kreick	29,505	(1)	*
John B. Mowell	90,212	(1)	*
Thomas W. O’Connell	3,000	(1)	*
Bradford W. Parkinson	14,000	(1)	*
Norman E. Thagard	28,300	(1)	*
John L. Woodward, Jr.	29,395	(1)	*
Paul B. Domorski	54,038	(1)	*
Don T. Scartz	35,059	(1)	*
Neilson A. Mackay	41,689	(1)	*
James S. Childress	44,010	(1)	*
Gary W. Hebb	9,324	(1)	*
All directors and executive officers as a group (17 persons)	451,336	(1)	2.9%

*	Percentage of shares beneficially owned does not exceed 1%

(1)	Includes shares that are subject to currently exercisable options in the amounts of 29,334 for Mr. Buerger, 11,000 for Mr. Erbrick, 29,099 for Dr. Kreick, 26,365 for Mr. Mowell, 3,000 for Mr. O’Connell, 11,000 for Dr. Parkinson, 27,501 for Dr. Thagard, 29,395 for Mr. Woodward, 25,000 for Mr. Domorski, 23,975 for Mr. Scartz, 22,725 for Dr. Mackay, 23,700 for Mr. Childress, 8,663 for Mr. Hebb, and 277,707 for all directors and executive officers as a group. For Mr. Mowell, these totals also include 9,800 shares as to which he shares voting and investment power with a family member but disclaims beneficial interest.

The following table sets forth the aggregate number of shares represented by the deferred stock units held by each non-employee director, as of March 24, 2008:

Name	Shares Represented By Deferred Stock Units
Hermann Buerger	5,978
Francis J. Erbrick	4,731
John R. Kreick	5,826
John B. Mowell	12,584
Thomas W. O’Connell	477
Bradford W. Parkinson	3,558
Norman E. Thagard	6,719
John L. Woodward, Jr.	10,277

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The Compensation Committee

While our Board of Directors is responsible for the final approval of executive compensation packages, it relies heavily on the advice and recommendations of the Compensation Committee, and has delegated to the Committee responsibility for executive option and stock awards under the Company’s Stock Incentive Plans.

The Committee is composed solely of non-employee independent directors, currently Drs. Thagard (Chairman) and Parkinson and Messrs. Mowell and Woodward. The Committee met seven times during the last fiscal year, and its Charter is available on the Company’s website, at www.ems-t.com, under the link for “Investor Relations.”

The Compensation Committee reviews and recommends to the Board compensation and benefits for the Company’s executive officers, and administers the Company’s stock option plans with respect to the participation of employees who are officers or directors. The Committee’s Charter does not provide for the delegation of these responsibilities to individual members or other persons, and it has not done any such delegation of authority.

With respect to officers other than the Chief Executive Officer, the Committee seeks and receives recommendations of the CEO, particularly concerning the performance and contributions of the individual officers reporting to him, and concerning their appropriate relative compensation. However, before reaching its conclusions, the Committee reviews and discusses the various materials and recommendations outside the presence of the CEO. For 2007, the Committee approved compensation packages for the subordinate officers that closely followed the CEO’s recommendations. The Committee does not request or accept recommendations from the CEO concerning his own compensation.

The Committee also requests and receives survey data obtained by the Company’s Human Resources Department from third parties or developed internally by reviewing publicly filed compensation data for a group of companies with similar revenues and dependence on technical personnel. For use in determining 2007 compensation, the latter group of comparator companies was recommended for this purpose by an independent compensation consultant, as described in the following paragraph, and comprised: NETGEAR, Inc.; Inter-Tel, Incorporated; Tekelec; Extreme Networks, Inc.; ViaSat Inc.; Comtech Telecommunications Corp.; MRV Communications, Inc.; Argon ST, Inc.; Westell Technologies, Inc.; SafeNet, Inc.; Harmonic Inc.; C-COR, Incorporated; and Bookham, Inc.

The Committee from time to time engages independent compensation consultants for assistance in developing market-appropriate compensation policies and packages, or in addressing specific compensation issues, but did not do so during 2007. However, in benchmarking various elements of its compensation program for 2007, the Committee referred to publicly available compensation data from a group of comparator companies that were first recommended in 2006 by Clark Consulting. In connection with that engagement, Clark Consulting was instructed that its responsibilities and reporting obligations ran solely to the Committee, and not to the Company’s management.

Related-Party Transactions. The Company rarely encounters situations involving a transaction with an officer, director or other controlling person, other than in their capacities as an employee, director or shareholder, and encountered no such situations during 2007. Should such a transaction arise, the Charter of the Compensation Committee provides that it (excluding any member having an interest in the transaction) is responsible for review and approval. The Committee expects that in considering any such transaction it would evaluate whether the proposed terms are comparable to those available in similar arm’s length transactions, as well as require persuasive reasons for engaging in the transaction with the related party rather than a third party.

Compensation Committee Interlocks and Insider Participation. None of the Committee’s members has at any time been an officer or employee of the Company. During 2007, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. In addition, none of the Company’s executive officers serves, or has served, as a member of the Board of Directors or compensation committee of any entity that has any of its executive officers serving on the Company’s Board or Compensation Committee.

Compensation Discussion and Analysis

We seek to maintain balanced compensation policies that attract and retain experienced and well-qualified executive officers, and that provide incentives for financial and business achievements that benefit our shareholders.

The Elements of our Compensation Packages. In line with our compensation objectives, the Board of Directors and Compensation Committee seek to maintain the salary component of each officer’s compensation at a moderate level; to provide bonuses based heavily on financial performance; and to also provide stock options whose value depends on long-term appreciation in the market value of our common stock. The Board and Committee analyze each of these elements separately, but typically do so at the same meetings so that they can readily consider each element in the context of the overall compensation packages. The Company also provides what it considers to be a moderate package of retirement, medical and other benefits.

In determining the proper allocation of each executive officer’s compensation among these elements, the Committee has sought to achieve for each executive an appropriate balance between economic security and compensation that is at risk based on the Company’s performance. The Committee’s conclusions in that regard have been based on consideration by the members of the Committee of survey materials, their general knowledge of executive compensation practices, and their personal evaluations of the likely effects of compensation levels and structure on the Company’s attainment of its financial objectives. In 2007 and 2008, the Compensation Committee and CEO placed somewhat greater emphasis on the incentive-based portions of the overall compensation package, as compared to base salary, particularly for the divisional general managers, and thus their numerical relationships changed somewhat from those in 2006 and earlier years.

Our current philosophy as to the mix of current salary and current and long-term incentives has been followed for many years, but was first structured in its current general form in 1997 following an extensive review and recommendations from independent compensation consultants. Since that time, the Committee also engaged the assistance of Haigh & Co., compensation consultants, during late 2003 and to a lesser extent in 2005, concerning the overall structure of our compensation program, and utilized the services of Clark

Consulting for various purposes during 2006, including assistance in developing appropriate compensation for Mr. Domorski as the Company’s new President and CEO.

Base Salary. In order to initiate the process of determining base salaries, our management gathers executive salary data, as compiled in national compensation surveys. For 2007, we primarily used a survey compiled by Radford Surveys, a division of Aon Consulting, and our internal compilation of data from the group of comparator companies identified above under “The Compensation Committee.” In formulating recommendations with respect to base salary adjustments, our CEO and Compensation Committee do not use these materials in any pre-determined mathematical manner, but they generally have sought to maintain executive officer base salaries at levels near the median for comparable positions in comparably sized companies, with modest deviations based on evaluations of the experience, qualifications and contributions of individual officers. They have also assigned substantial significance to survey data with respect to anticipated general levels of year-over-year salary increases for executive personnel, but our experience is that actual increases in recent years have somewhat lagged the survey projections. As a result, for 2007 we reduced the projections by approximately .5% and followed a policy of a 3.5% guideline for base increases, with variations in specific circumstances as described in the following individual discussions.

Although a variety of factors are considered, no mathematical or other relative weightings are assigned. The final recommendations of the CEO and Compensation Committee reflect their application of the various factors they consider to be relevant, in the light of their respective judgments about fairness and appropriateness, both within the Company and based on their knowledge and experience of executive compensation patterns generally.

Annual Incentive Compensation. Under the Company’s Executive Annual Incentive Compensation Plan (or “EAICP”), which was first implemented in 1997, a target bonus is designated, as a percentage of base salary, for each executive officer at the beginning of each calendar year. Because it is intended that the bonus be heavily affected by the Company’s financial performance during the year, the target bonus is factored, up or down, based on the Company’s (or in the case of divisional officers, the Company’s and division’s) performance against earnings targets specified in advance by the Committee. For 2007, the Committee specified a 2-for-1 percentage increase for actual results above operating income targets (subject to a limit of 125% of target income where based on divisional results), a 2-for-1 percentage decrease for actual results below target but not below 90% of target, and an 8-for-1 percentage decrease for actual results below 90% of target. Under this approach, no award was payable if actual results were not at least 80% of the target for operating income. We believe that this highly-leveraged structure emphasizes to our management the importance of achieving our financial goals, and the Committee’s view that no incentive compensation should be paid when our financial results are at levels that our shareholders are likely to view as disappointing.

The awards may also include a portion that is dependent on, or be factored based on individual performance evaluations, which are prepared by the CEO as to all officers other than himself. The Committee retains the right to modify, either up or down, the incentive compensation otherwise payable based on the factoring process, or to make separate discretionary bonus payments, to take into account individual or Company/division performance on non-financial objectives and, in the event of unusual circumstances as determined by the Committee, based on financial performance. The Committee and Board also have the right to make other discretionary awards, outside the EAICP, based on factors they believe to be appropriate in the circumstances.

We have a policy of seeking, to the extent practicable, to recover all or an appropriate portion of performance-based compensation from any executive officer and certain other senior management and financial personnel, when the original payment of such compensation was based on the achievement of financial results that were subsequently the subject of a material restatement, and in the Board’s view the officer or other employee engaged in fraud or willful misconduct that inflated the original results in a manner requiring the restatement.

Long-Term Incentives—Stock Options. In order to provide long-term incentive compensation directly linked to growth in shareholder value, the Company grants stock options to the CEO and other executive officers. The Compensation Committee seeks to grant options annually and on a systematic basis at levels it believes are competitively appropriate. In general, the Committee believes that early in each year options should be granted having a calculated value, based on the Black-Scholes model, equal to a substantial percentage of each officer’s base salary. The Committee also believes that the percentage of base salary that should be used in determining annual stock option awards should increase with an officer’s level of responsibility and his or her potential to affect shareholder value. Information about the resulting target percentages for each officer is provided in the following individual discussions. In general, during 2006, 2007 and 2008, the number of shares optioned, and the Black-Sholes value of such grants, has been increased from those in 2005, to provide greater emphasis on long-term equity incentives following substantial reductions in 2005 due to the anticipated effects on financial statement expense of new option-accounting rules.

Consistent with the long-term incentive objective of our option program, and also in order to encourage long-term retention of executive personnel, the Committee requires periods of continued service as a condition to the full exercise of options. For 2007, all options vest based solely on continued employment, over a four-year period, and do not contain a performance-based vesting criterion.

The Committee has not adopted a formal program for automatically granting options, and annual grants remain in the Committee’s discretion. All options are granted at exercise prices equal to market value on the date of grant. With the exception of an option granted effective as of a future date on which a newly recruited executive commences employment, the date of grant is the date on which the Committee meets and approves the particular option. The Committee generally grants options for each calendar year at its meeting held in conjunction with the February Regular Meeting of the Board. This is also the Meeting at which executive officer compensation adjustments and incentive compensation payments are considered.

Benefits and Perquisites. We believe that benefits related to medical, life and disability insurance, and to retirement, are important and tax-efficient methods of meeting the basic financial requirements of our executive officers. They participate in the group medical, life and disability insurance programs that are provided generally to our salaried employees. In addition, each is a participant in a supplemental medical insurance program under which, for 2007, the insurer paid up to $10,000 per year for medical expenses not otherwise covered under the standard group policy.

For 2007, our retirement program consisted of two tax-qualified plans, one being a defined contribution plan and the other a 401(k) plan with a Company match. Under the defined contribution plan, for 2007 we typically contributed approximately 7% of aggregate eligible compensation. However, the percentage of eligible compensation that is allocated to a particular individual’s account depends on his or her age, with older employees receiving a progressively greater share. Contributions are limited by various non-discrimination rules, and cannot be made against that portion of an executive’s salary exceeding, for 2007, $225,000. Under our 401(k) plan, all employees may contribute up to the IRS-specified maximums, and for 2007 the Company matched to the extent of 50% of the individual’s contribution up to 3% of eligible compensation (which in 2007 was also limited to $225,000). We do not have a separate non-qualified supplemental plan for our executives whose compensation exceeds the eligible amount for either defined contribution plan allocations or 401(k) matches.

For 2008 and subsequent years, we are revising our retirement program to rely more heavily on 401(k) contributions and a larger Company match (66-2/3% of the contribution up to 4% of eligible compensation), and to phase out the defined contribution plan. Reduced commitment to the defined contribution plan will enable us to fund a Company-wide annual bonus plan under which payments would be based on Company and divisional performance against specified earnings targets.

In recent years, our Compensation Committee has been seeking to reduce other types of perquisites, such as Company-supplied automobiles. However, we continue in some cases to provide benefits that we believe have a nexus to business needs, such as occasional spousal travel to Company events or dues for a club that is available for business entertainment. We also may provide assistance in relocating a newly recruited officer to the Atlanta metropolitan area, including local housing and transportation, and transportation to the existing family home, pending the completion of the relocation. Information about instances of this nature appears in the notes to the Summary Compensation Table and in the discussion of employment arrangements following that table.

Compensation of the Named Executive Officers. The following paragraphs discuss the application during 2007 of the general principles described under “The Elements of our Compensation Package” to our President and Chief Executive Officer, Chief Financial Officer and the three highest-paid other executive officers during that year. This discussion provides context and background for the detailed information set forth in the Summary Compensation Table and other compensation tables following in this Proxy Statement.

Paul B. Domorski. Mr. Domorski began his service as our President and Chief Executive Officer in June 2006. His 2006 compensation was largely determined in pre-employment negotiations, with the assistance of Clark Consulting, and included significant awards of performance-based stock options and shares of restricted stock vesting 50% after two years of employment, and the other 50% after three years. For 2007, the Compensation Committee and Board noted that Mr. Domorski’s initial base salary was below the median levels for comparable companies, and increased his salary by approximately the 3.5% guideline increase for other officers, to $415,000.

The 2007 target award under the Executive Annual Incentive Compensation Plan for Mr. Domorski was 80% of his salary, with 80% of the total determined by Company performance against an operating income target of $19,332,000 and 20% against a 2007 earnings per share target of $1.00. The $358,561 award reflected in the Summary Compensation Table is based on achievement of 100% of the operating income target and 118% of the EPS target, with no variations for rounding or special business or individual considerations.

For 2008, Mr. Domorski’s EAICP target is again 80% of his base salary, which the Compensation Committee believes is a level of performance-based cash compensation that is appropriate in terms of rewarding financial performance that benefits the shareholders, and in comparison to levels used at comparator companies. Payment of 100% of the target would occur for 2008 consolidated operating income of $22,642,000 and earnings per share of $1.30, with equal 50% weightings in determining the effects of variations from the targets.

In 2007 Mr. Domorski was granted an option to acquire 25,000 shares of common stock, at a price of $19.37 per share, which was the closing NASDAQ price on the date of grant, vesting over four years of continued service. This grant had a Black-Scholes value equal to approximately 58% of his 2007 salary, which was somewhat greater than had been provided to the then-CEO in 2006, reflecting the desire of the Compensation Committee to increase the emphasis on long-term performance-based elements of executive compensation. For 2008, Mr. Domorski has been awarded options to acquire 30,000 shares at a price of $27.82, which also was the closing NASDAQ price on the date of grant. The Black-Scholes value of this award is 84% of Mr. Domorski’s 2008 salary, reflecting both the higher current price of the Company’s shares and the Compensation Committee’s belief that the emphasis on long-term equity incentives should be further increased, and that the award level is consistent with practices at comparator companies.

Mr. Domorski is receiving the same medical and other insurance benefits as our other senior personnel, and the other benefits specified in the Summary Compensation Table. We do not provide Mr. Domorski with either a permanent automobile or club membership.

Other Officers. The following paragraphs set forth specific information about the compensation of each of the other named executive officers. In each case, variations in actual results from the targets would affect the award as discussed above at Annual Incentive Compensation. The Executive Annual Incentive Compensation Plan awards (discussed below and indicated in the Summary Compensation Table) reflect the Committee’s determination that the Company achieved approximately 100% of its operating income target and 118% of its EPS target, while the SATCOM division (for Mr. Hebb) exceeded its targeted operating income and the LXE division (for Mr. Childress) did not achieve the 80% threshold level of operating income. Stock options granted to all officers in both 2007 and 2008 vest over four years and are exercisable at $19.37 per share for the 2007 grants and $27.82 for the 2008 grants, in each case that being the closing NASDAQ price on the day of grant.

Don T. Scartz. Mr. Scartz served during 2007 at a salary of $287,000, and with the other benefits indicated in the Summary Compensation Table. His 2007 salary increase was 3.5% from that in effect for 2006. This increase reflected primarily normal inflationary considerations and did not include unusual elements to adjust to perceived inconsistencies with the compensation of either similar positions at other companies or of our other officers. It served to maintain Mr. Scartz’s compensation near the median for CFO’s at comparably sized companies. For 2008, Mr. Scartz’s salary has again, and for similar reasons, been increased to $295,000.

The 2007 target award under the Executive Annual Incentive Compensation Plan for Mr. Scartz was unchanged from the prior year at 50% of his salary. The $154,979 award reflected in the Summary Compensation Table is based on formulas and targets in effect for 2007, as described above with respect to Mr. Domorski, with no variations for rounding or special business or individual considerations.

For 2008, Mr. Scartz’s EAICP target is again 50% of his base salary. Payment of 100% of the target would occur based on the same targets and weightings as described for Mr. Domorski, except that the calculated award would be subject to decrease by up to 10% based on the CEO’s evaluation of Mr. Scartz’s individual performance during the year, including performance against individual performance goals as set by the CEO.

The options to acquire 15,000 shares granted to Mr. Scartz in 2007, as reflected in the 2007 Grants of Plan-Based Awards table, below, had a Black-Scholes value equal to approximately 50% of his 2007 salary. During 2007, the Compensation Committee and Board also provided Mr. Scartz with a $100,000 deferred compensation benefit. The amount of this benefit approximates the additional amount that would have been available in Mr. Scartz’s account under the Company’s qualified retirement plan but for limitations under IRS regulations on the amount of salary that could be considered in calculating Company contributions for his account over the course of his career. The balance credited to Mr. Scartz bears interest at the published prime interest rate of a specified bank, and will be paid to him at $35,000 per year commencing in January 2009.

Neilson A. Mackay. During 2007, Dr. Mackay became Vice President—Corporate Development, with a salary of $288,000 per year, after having served a portion of the year as the General Manager of the EMS SATCOM division. In his former position, his salary was paid in Canadian dollars and valued at US$288,000 based on exchange rates at the beginning of the year. His total salary for the year, as reflected in the Summary Compensation Table, was determined by combining his US-dollar earnings with the Canadian earnings converted into US dollars based on the average currency exchange rate during the first half of 2007. Because the Canadian dollar appreciated during the year, his total salary, as denominated in US dollars, exceeded the stated US salary rate. The increase to US$288,000 for 2007 was somewhat less than the normal inflationary adjustment, reflecting the belief of the Committee and the CEO that the compensation of the divisional general managers should have a greater weighting towards incentive-based elements, as opposed to base salary. For 2008, Dr. Mackay’s salary has been increased by 4.2% to $300,000, based on his increasing responsibilities within the Company’s senior management.

Dr. Mackay also received the other benefits indicated in the Summary Compensation Table. The relocation expenses were offered in connection with Dr. Mackay’s move from Ottawa to Atlanta to assume his new corporate role, and included a direct payment to Dr. Mackay in lieu of the payment of a real estate commission on the sale of his Ottawa residence. The Compensation Committee concluded that relocation assistance was appropriate, necessary and typical in such circumstances, and that the direct payment in lieu of a real estate commission (which the Company would have been obligated to pay had Dr. Mackay sold his home through a realtor) enabled Dr. Mackay to accept a lower offer in a non-brokered sale and to thereby promptly complete his transition to Atlanta.

The 2007 target award under the Executive Annual Incentive Compensation Plan for Dr. Mackay was 50% of his salary, an increase from 45% in the prior year that was based on the desire to place greater emphasis on performance incentive-based elements of General Manager compensation. In addition, in connection with Dr. Mackay’s mid-year relocation, and in view of his continued role during the year in advising the new SATCOM General Manager, the Company agreed that his EAICP award would continue to be significantly weighted for SATCOM’s performance, and in any event would not be less than what he would have received as General Manager of SATCOM. The SATCOM division substantially exceeded its 2007 operating income target, and Dr. Mackay’s total EAICP award as calculated under the applicable formulas with modest rounding, was $220,000.

For 2008, Dr. Mackay’s target award under the EAICP has been increased to 55% of his base salary, to reflect his increasing responsibilities, including his recent election as Executive Vice President—Strategy. Payment of 85% of his potential award will depend on the Company achieving $22,642,000 in operating income, and payment of 15% will depend on his performance against individual objectives as set and evaluated by the CEO. Also, the final award is subject to decrease by up to 10% based on the CEO’s evaluation of Dr. Mackay’s overall individual performance during the year.

The options for 10,000 shares granted to Dr. Mackay in 2007 had a Black-Scholes value equal to approximately 32% of his salary. For 2008, he has been granted options to acquire 15,000 shares, having a Black-Scholes valuation of approximately 62% of his revised salary. The higher percentage reflects the desire of the Committee and the CEO to place greater relative emphasis on performance-based compensation elements, as well as Dr. Mackay’s increased responsibilities.

James S. Childress. During 2007, Mr. Childress served as the General Manager of the LXE subsidiary at a salary of $242,000, and with the other benefits indicated in the Summary Compensation Table. His 2007 salary increase was 2.5% from that in effect for 2006, reflecting the belief of the Committee and the CEO that the compensation of the divisional general managers should have a greater weighting towards incentive-based elements, as opposed to base salary. For 2008, Mr. Childress’s salary has been increased by 3.3% to $250,000, primarily as a normal inflationary adjustment.

The 2007 target award under the Executive Annual Incentive Compensation Plan for Mr. Childress was 50% of his salary, an increase from 45% in the prior year for the reasons discussed with respect to Dr. Mackay. However, the LXE division did not reach the 80% threshold for payment of any portion of the 85% of the award based on divisional performance. Mr. Childress’s EAICP award of $31,000 was based on the portion of his potential award determined by reference to corporate earnings, and his performance against individual goals as set and evaluated by the CEO.

For 2008, Mr. Childress’s target award under the EAICP is again 50% of his base salary. Payment of 70% of Mr. Childress’s award will depend on the LXE subsidiary achieving its internal 2008 operating income target, which is set at a level representing solid growth above its 2007 performance. While we believe that achievement of this target will require excellent execution of the division’s business plan for the year, we also believe that it is reasonably likely to be achieved. Payment of a further 15% of Mr. Childress’s target incentive compensation will be based on the Company’s performance against target consolidated operating income of $22,642,000. The remaining 15% of Mr. Childress’s award will depend on the achievement of individual performance targets as set and evaluated by the CEO.

The options for 10,000 shares granted to Mr. Childress in 2007 had a Black-Scholes value equal to approximately 40% of his salary. For 2008, he has again been granted options to acquire 10,000 shares, having a Black-Scholes valuation of approximately 50% of his current salary. The higher percentage reflects the effects of a significantly higher share price in 2008, as well as the desire of the Committee and the CEO to place greater relative emphasis on performance-based compensation elements.

Gary W. Hebb. Mr. Hebb became a Vice President and the General Manager of the SATCOM division during 2007. He is paid in Canadian dollars, and the increase in his 2007 salary compensation compared to 2006, as specified in the Summary Compensation Table, reflects both his increased responsibilities and the continued appreciation during the year of the Canadian dollar. For 2008, his salary, as stated in Canadian dollars, has been further increased by approximately 4% to better reflect his new position, and equals approximately US$240,700 based on the average conversion rate during January 2008.

Mr. Hebb’s 2007 award under the EAICP, as calculated based on SATCOM performance and with a target award of 40% of his salary, was $118,600 based on average conversion rates during the year. Because the formulas for this award give no credit for divisional performance above 125% of target, but SATCOM actually achieved 160% of its target, the CEO and Compensation Committee believed that Mr. Hebb should receive an additional amount to recognize superior performance, and awarded a discretionary bonus of $21,600.

For 2008, Mr. Hebb’s target award under the EAICP is 50% of his base salary, which is the same as for the other General Managers. It is payable based on the same combination of divisional, corporate and individual performance targets as were described for Mr. Childress. The operating income target for SATCOM is set at a level representing solid growth above its 2007 performance. While we believe that achievement of this target will require excellent execution of the division’s business plan for the year, we also believe that it is reasonably likely to be achieved.

In 2007, Mr. Hebb received options for 2,250 shares, reflecting his subordinate position at the time options were awarded during that year. For 2008, he has been granted an option to acquire 10,000 shares, in line with those granted to the other General Managers, having a Black-Scholes value of approximately 50% of his current salary.

Executive Share Ownership Guidelines. The Company encourages its officers to accumulate significant holdings of the Company’s common stock. To assist this process, the Company provides officers with options, as well as a Company-subsidized stock purchase plan that is open to all employees. The CEO periodically reviews and discusses stock ownership with each officer.

Report of the Compensation Committee

The Compensation Committee of our Board has provided the following Report for inclusion in this Proxy Statement:

The Compensation Committee of the Board of Directors has reviewed the foregoing Compensation Discussion and Analysis, as prepared by the Company’s management, and has discussed its content with management as we believed appropriate. Based on our review and these discussions, the Committee has recommended to the Board that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Submitted by the members of the Compensation Committee:

Norman E. Thagard (Chairman)

John B. Mowell

Bradford W. Parkinson

John L. Woodward, Jr.

Summary of Executive Compensation

The following table discloses, for the years ended December 31, 2007 and 2006, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid, accrued or granted for those years, to the Chief Executive Officer, to the Chief Financial Officer, and to each of the other three most highly compensated executive officers. Descriptions of the principal compensation elements reflected in this table, and of the processes through which each officer’s payments or benefits were determined, appear in the preceding Compensation Discussion and Analysis.

Summary Compensation for Fiscal 2007 and 2006—Named Executive Officers

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards(2)	Non- Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings	All Other Compen- sation		Total
Paul B. Domorski	2007	$414,713	—	167,500	252,015	358,561	—	62,708	(3)	1,255,497
President and Chief Executive Officer(1)	2006	$224,618	64,000	111,666	179,596	—	—	26,191	(3)	606,071

Don T. Scartz	2007	286,814	—	—	115,026	154,979	—	166,027	(3)	722,846
Executive Vice President, Chief Financial Officer, and Treasurer	2006	277,048	53,000	—	54,404	57,000	—	60,131	(3)	501,583

Neilson A.Mackay(4)	2007	294,302	—	58,765	68,750	204,688	—	100,382	(3)	726,887
Vice President Corporate Development	2006	285,299	—	29,950	26,835	140,000	—	20,508	(3)	502,592

James S. Childress	2007	241,891	—	58,765	59,252	31,000	—	53,012	(3)	443,920
Vice President and General Manager, LXE	2006	235,398	26,500	29,950	37,736	103,500	—	50,538	(3)	463,622

Gary W. Hebb	2007	219,678	21,594	—	14,090	118,626	—	11,433	(3)	385,421
Vice President and General Manager, SATCOM	2006	191,174	—	—	—	79,362	—	11,948	(3)	282,485

Footnotes to Summary Compensation Table:

(1)	Mr. Domorski became President and Chief Executive Officer of the Company on June 2, 2006.

(2)	Valuation based on the dollar amount recognized for financial reporting purposes pursuant to FAS 123(R). Assumptions used to value stock option grants are provided in Note 8, “Stock Plans,” to the audited consolidated financial statements, filed as Part IV, Item 15(a)(1), to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

(3)	For 2007, includes, in the case of Mr. Domorski, $14,246 under the defined contribution retirement plan, as well as the cost (grossed up for Medicare taxes) of rent and utilities for interim housing in Atlanta and of travel to his present primary residence, a contribution under the defined contribution retirement plan, matching contributions under the 401(k) and employee stock purchase plans, and supplemental medical and group term life insurance; in the case of Mr. Scartz, establishment of a $100,000 supplemental retirement arrangement, $43,811 under the defined contribution retirement plan, matching contributions under the 401(k) and employee stock purchase plans, supplemental medical, disability and group term life insurance, and an auto allowance; in the case of Dr. Mackay, $49,381 for a general allowance for moving expenses related to his 2007 relocation from Ottawa to Atlanta and for specific additional expenses incurred in that move, $26,960 under the defined contribution retirement plan, matching contributions under the retirement and stock purchase plans, supplemental medical, disability and group term life insurance, and an auto allowance; in the case of Mr. Childress, $38,357 under the defined contribution retirement plan, as well as matching contributions under the 401(k) and employee stock purchase plans, supplemental medical, disability and group term life insurance; in the case of Mr. Hebb, matching contributions under the retirement and stock purchase plans.

(4)	Compensation for Dr. Mackay for the first half of the year and compensation for Mr. Hebb the full year are paid in Canadian currency. Dr. Mackay began 2007 as Vice President and General Manager, SATCOM, and effective July 1, 2007, he assumed his present role as a corporate officer based in the U.S. For the purpose of this table, these compensation amounts have been converted into U.S. dollars for Dr. Mackay at the average of the exchange rates in effect during the first half of the year and for Mr. Hebb at the average of the exchange rates in effect during the full year.

2007 Grants of Plan-Based Awards

The following chart sets forth certain information with respect to the named executives concerning 2007 grants of plan-based awards from the Executive Annual Incentive Compensation Plan and the Company’s Stock Incentive Plans. Descriptions of these Plans and other information concerning these grants are included in the Compensation Discussion and Analysis:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($/share)
		Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Paul B. Domorski	1/23/07					25,000	25,000	25,000			$19.37	$9.56	(1)
	2/08/07		$332,000

Don T. Scartz	1/23/07					15,000	15,000	15,000			19.37	9.56	(1)
	2/08/07		143,500

Neilson A. Mackay	1/23/07					10,000	10,000	10,000			19.37	9.56	(1)
	2/08/07		143,732	(2)

James S. Childress	1/23/07					10,000	10,000	10,000			19.37	9.56	(1)
	2/08/07		121,000

Gary W. Hebb	2/08/07		80,661	(2)
	2/27/07					2,250	2,250	2,250			19.90	9.84	(1)

(1)	The exercise price for employee stock options granted by the Company is the closing market price on the date of grant. Options vest 25% per year based upon continued service. Fair value is based upon the Black-Scholes valuation method.

(2)	Awards for Dr. Mackay and Mr. Hebb were valued in Canadian currency and converted for this chart into U.S. dollars at the foreign exchange rate in effect at the beginning of 2007.

Outstanding Equity Awards at Fiscal 2007 Year-End

The following chart sets forth certain information with respect to the named executives concerning the equity awards outstanding as of December 31, 2007:

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options(1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(2)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Paul B. Domorski	18,750	18,750	37,500	$20.13	6/2/12
		25,000		19.37	1/23/13
						20,000	$604,800

Don T. Scartz	15,000			21.70	2/5/14
		3,200		15.54	2/4/11
		3,625	7,250	18.05	2/17/12
			15,000	19.37	1/23/13

Neilson A. Mackay	7,100			14.22	2/7/13
	7,150			21.70	2/5/14
	1,650	1,650		15.54	2/4/11
	1,750	1,750	3,500	18.05	2/17/12
			10,000	19.37	1/23/13
						8,000	241,920

James S. Childress	7,100			14.22	2/7/13
	7,150			21.70	2/5/14
	3,400	3,400		15.54	2/4/11
	1,850		3,700	18.05	2/17/12
			10,000	19.37	1/23/13
						8,000	241,920

Gary W. Hebb	2,500			23.88	5/14/10
	2,500			13.10	3/12/13
	1,750			18.99	4/19/14
	500	500		13.25	3/24/11
	300	300	600	18.05	2/17/12
			2,250	19.90	2/27/13

(1)	Vesting dates for option share awards that were unexercisable at December 31, 2007, with vesting subject only to service conditions, are as follows: Mr. Domorski’s option shares that will expire on June 2, 2012, will vest as to 18,750 shares on June 2, 2008; for Messrs. Scartz and Childress, and Dr. Mackay, option shares that will expire on February 4, 2011, will vest in two equal segments on February 4 of 2008 and 2009; Mr. Hebb’s option shares that will expire on March 24, 2011, will vest in two equal segments on March 24 of 2008 and 2009. For Messrs. Scartz, Childress and Hebb, and Dr. Mackay, option shares that will expire on February 17, 2012, will vest on February 17, 2008.

(2)	Performance option share awards that were unexercisable and unearned at December 31, 2007, will vest in two equal segments in each of the years 2009 and 2010 (specifically, June 2 of those years for Mr. Domorski and February 17 of those years for Messrs Scartz, Childress and Hebb, and Dr. Mackay), contingent upon the Company achieving performance conditions to be determined annually by the Board of Directors.

(3)	Vesting dates for shares of stock that had not vested at December 31, 2007, are as follows: Mr. Domorski’s shares will vest in two equal segments on June 2 of 2008 and 2009; for Dr. Mackay and Mr. Childress, the shares will vest in four equal segments on July 28, 2008, 2009, 2010 and 2011.

2007 Option Exercises and Stock Vested

The following chart sets forth certain information with respect to the named executives concerning option exercises and stock–award vesting during the year ended December 31, 2007:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Paul B. Domorski	—	—	—	—
Don T. Scartz	23,325	$182,769	—	—
Neilson A. Mackay	10,000	114,407	2,000	$43,360
James S. Childress	10,000	75,100	2,000	43,360
Gary W. Hebb	—	—	—	—

Equity Compensation Plans

The following table sets forth certain information about the Company’s equity compensation plans as of December 31, 2007:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	648,605	$18.07	1,945,000	(1)
Equity compensation plans not approved by security holders	185,075	19.44	74,732	(2)

Total	833,680	18.37	2,019,732

(1)	Shares available at December 31, 2007, under the 2007 Stock Incentive Plan.

(2)	Consists of options that are outstanding, and shares available for future issuance, under our 2000 Stock Incentive Plan, which will expire in 2010.

Employment Arrangements

Payments in the Event of Certain Terminations. The Company has entered into Executive Protection Agreements with its executive officers, including the Named Executive Officers, with respect to compensation in the event of termination following a change-in-control that was not approved by the Board of Directors. Rights under the agreements arise if, within two years following such a change-in-control, an officer’s employment is terminated involuntarily (other than for cause or as a result of disability or death), or voluntarily due to Company-initiated adverse changes in duties, compensation or benefits, or change in principal location for the performance of the officer’s duties. In those circumstances, the affected officer would be entitled to a lump-sum payment of the discounted value of three years’ salary, continuation of health and life insurance benefits for one year, and full vesting of any then-outstanding stock options.

In addition to the arrangements described in the preceding paragraph, the Company’s agreement with Mr. Domorski also provides for similar benefits in the event the termination follows a change-in-control approved by the Board, but limited to two years’ salary, and in the event of other involuntary or constructive terminations (other than for cause or as a result of disability or death), but in that case limited to one year’s salary.

Had the events triggering rights under the various Executive Protection Agreements occurred on the last day of 2007, the following named executive officers would have been entitled to the following benefits:

Mr. Domorski: Lump-sum payment of $1,161,818, $792,232, or $405,233, depending on whether the circumstances entitled him to three, two or one years’ payment of salary (as specified above); immediate vesting of otherwise-unvested options to acquire 81,250 shares of common stock at a weighted average exercise price of $19.90, as compared with the closing market price of the Company’s common stock on December 31, 2007 of $30.24; and one-year’s continuation of health and life insurance benefits having an estimated value of $20,357.

Mr. Scartz: Lump-sum payment of $803,474; immediate vesting of otherwise-unvested options to acquire 29,075 shares of common stock at a weighted average exercise price of $18.45, as compared with the closing market price of the Company’s common stock on December 31, 2007 of $30.24; and one-year’s continuation of health and life insurance benefits having an estimated value of $18,624.

Dr. Mackay: Lump-sum payment of $806,274; immediate vesting of otherwise-unvested options to acquire 16,900 shares of common stock at a weighted average exercise price of $18.59, as compared with the closing market price on of the Company’s common stock on December 31, 2007 of $30.24; and one-year’s continuation of health and life insurance benefits having an estimated value of $20,108.

Mr. Childress: Lump-sum payment of $677,494; immediate vesting of otherwise-unvested options to acquire 17,100 shares of common stock at a weighted average exercise price of $18.32, as compared with the closing market price of the Company’s common stock on December 31, 2007 of $30.24; and one-year’s continuation of health and life insurance benefits having an estimated value of $18,868.

Mr. Hebb: Lump-sum payment of $691,290; immediate vesting of otherwise-unvested options to acquire 3,650 shares of common stock at a weighted average exercise price of $18.53, as compared with the closing market price on of the Company’s common stock on December 31, 2007 of $30.24.

In addition to the foregoing benefits under the Executive Protection Agreements, certain vested benefits under the Company’s defined contribution retirement plan and its 401(k) plan are not currently payable to the individual except upon separation from employment, regardless of cause, but are available to the named executive officers on the same terms and conditions as all other employees. These amounts arise from Company contributions made throughout the period of an individual’s employment with the Company, as well as from earnings on the investment accounts available under the plans. All Company contributions have been included in the Summary Compensation Table for the individuals appearing in that Table for the relevant years.

Officers’ Deferred Compensation Plan. The Company maintains its Officers’ Deferred Compensation Plan under which certain senior personnel, including the executive officers, may elect to defer payment of compensation that they are otherwise entitled to receive in cash. Until paid, deferred amounts accrue interest, compounded semi-annually, at the prime rate for commercial borrowers established from time to time by a named commercial bank. Currently, that rate is 7.25% per annum. Deferred amounts, together with earnings, are paid upon retirement or other termination of the officer’s employment, or at another date specified by the individual at the time the deferrals are authorized, or thereafter subject to tax-law limitations on the timing and nature of further extensions of the payment dates. Mr. Childress deferred under this Plan a portion of his 2007 compensation reflected in the Summary Compensation Table.

AUDIT MATTERS

Audit Committee

The Audit Committee of the Board of Directors is responsible for providing independent oversight of the Company’s accounting and financial reporting functions and internal controls, as set out in its written Charter, which was last revised in February 2004. The Committee has considered its Charter, and has determined that the Charter is adequate for the purposes of providing the Committee with the responsibilities and authority appropriate for its role in the Company’s corporate governance structure and under applicable requirements of the Securities and Exchange Commission and The NASDAQ Stock Market, Inc. listing standards. This Committee’s Charter is available on the Company’s website, at www.ems-t.com, under the link for “Investor Relations.”

During 2007, the Audit Committee comprised four members, each of whom was and is “independent” as defined by the NASDAQ listing standards. Mr. Buerger is Chairman of the Committee, and has been determined by the Board to be, by virtue of his professional training and experience, an “audit committee financial expert” within the meaning of the SEC’s regulations under the Sarbanes-Oxley Act of 2002. The Committee held nine formal meetings during the year, and its Chairman also consulted on various occasions during the year with members of the internal accounting staff and with the independent registered public accounting firm.

The Audit Committee has furnished the following report on its activities:

Management is responsible for the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), and for issuing reports thereon. The Audit Committee has responsibility for monitoring and oversight as set out in its Charter.

The Audit Committee has met with management and KPMG LLP to review and discuss the December 31, 2007 consolidated financial statements. The Audit Committee has also discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent registered public accounting firm the firm’s independence.

Based upon the Audit Committee’s discussions with management and KPMG LLP, and the Audit Committee’s review of the representations and disclosures of management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission.

Management is responsible for the Company’s financial reporting process, including its internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing those financial statements and internal control over financial reporting. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. Our oversight includes review of financial materials and audit information provided by management or the auditors, and specific inquiry concerning matters that we identify as warranting additional investigation or consideration. Our considerations and discussions with management and the independent registered public accounting firm have led us to conclude: that the Company’s consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles; that the audits of our Company’s consolidated financial statements and internal control over financial reporting have been carried out in accordance with the standards of the Public

Company Accounting Oversight Board (United States); and that our Company’s independent registered public accounting firm is in fact “independent.” However, our oversight role, and our reviews, discussions and consideration, do not enable us either to guarantee that these conclusions are in fact correct, or to assure the non-existence of additional facts or other information that could cause us to reach a different conclusion as to any of these matters.

Submitted by the members of the Audit Committee:

Hermann Buerger (Chairman)

Francis J. Erbrick

John R. Kreick

John B. Mowell

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP acted as the Company’s principal independent registered public accounting firm during the last fiscal year, and has been appointed by the Audit Committee to continue to act as such during the current fiscal year, subject to shareholder ratification. A representative of KPMG LLP is expected to be present at the Annual Meeting to respond to appropriate questions, and will have the opportunity to make a statement if he desires to do so.

Fees for the Audit and Other Services Provided by the Independent Registered Public Accounting Firm

The following table presents fees billed for the audit of the Company’s annual financial statements for the years ended December 31, 2007 and 2006, as well as fees for other services provided by KPMG LLP for those same periods:

	2007	2006
KPMG LLP
Audit fees(1)	$2,183,000	2,582,000
Tax fees(2)	97,000	86,000

Total	$2,280,000	2,668,000

(1)	Audit fees include fees for the annual financial statement audit, audit of internal control over financial reporting, quarterly reviews, and fees for other audit or attestation services required by statute or regulation. Audit fees in 2006 also include services related to the filing of a Registration Statement on Form S-3.

(2)	Tax fees paid to KPMG LLP were primarily for tax consultation and tax compliance services in the U.S.

Pre-Approval of Services by the Independent Registered Public Accounting Firm

The Audit Committee seeks to pre-approve all services provided by the Company’s independent registered public accounting firm. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm, and all such services provided in 2007 were pre-approved.

Under the policy, the full Committee must pre-approve all audit and audit-related services. However, the Audit Committee has authorized its chairman to act on the Committee’s behalf to grant pre-approval of non-audit services including subsidiary audit or attestation services required by statute or regulation, subject to reporting approvals to the Committee. Non-audit services typically include tax compliance, tax planning and related tax services, assistance and consultation on questions raised by regulatory-agency registration statements, and attest services required by statute or regulation. For each proposed service, the independent registered public accounting firm is required to provide sufficient description of its services at the time of approval to permit the Audit Committee or its Chairman to make a determination whether the provision of such services would impair the independent registered public accounting firm’s independence.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm to audit the Company’s 2008 consolidated financial statements and internal control over financial reporting, subject to ratification by a majority of the shares represented and voting on the matter at the Annual Meeting. The Company’s independent registered public accounting firm is appointed annually by the Audit Committee, based on a review of the qualifications, independence, past performance and quality controls of the independent registered public accounting firm. The decision also takes into account the proposed audit scope, staffing and approach, including coordination of the independent registered public accounting firm’s efforts with the Company’s internal audit and finance staffs, as well as the estimated audit fees for the coming year. KPMG LLP is considered by management to be well qualified to serve as the independent registered public accounting firm.

In view of the difficulty and expense involved in changing the independent registered public accounting firm on short notice, should the shareholders not ratify the selection of KPMG LLP, it is contemplated that the firm’s appointment for the fiscal year ending December 31, 2008, will be permitted to stand unless the Audit Committee finds other compelling reasons for making a change. Disapproval by the shareholders will be considered a recommendation that the Board of Directors select other independent registered public accounting firm for the following year.

The affirmative vote of the holders of a majority of the shares of common stock present at the Annual Meeting and voting on the matter is required to ratify the appointment of KPMG LLP, assuming the presence of a quorum. Abstentions and broker non-votes will be considered as present for the purposes of determining the presence of a quorum, but will not otherwise be considered in determining the outcome of the vote.

The Board of Directors unanimously recommends a vote “FOR” ratification of KPMG LLP as the Company’s independent registered public accounting firm for 2008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act, each executive officer, director and beneficial owner of 10% or more of the Company’s common stock is required to file certain forms with the Securities and Exchange Commission. A report of beneficial ownership of the Company’s common stock on Form 3 is due at the time such person becomes subject to the reporting requirement, and a report on Form 4 or 5 must be filed to reflect changes in beneficial ownership occurring thereafter. The Company believes that all forms required to be filed by reporting persons were filed on a timely basis.

HOUSEHOLDING

If you and other residents with the same last name at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you received a householding communication, your broker will send one copy of the Company’s Proxy Statement and Annual Report to the shareholders’ address unless contrary instructions were given by any shareholder at that address. If you received more than one copy of the proxy materials this year and you wish to reduce the number of reports you receive in the future, and save the Company the cost of printing and mailing these reports, your broker will discontinue the mailing of reports on the accounts you select if you mark the designated box on your proxy card, or follow the instructions provided when you vote over the Internet.

You may revoke your consent to householding at any time by calling 1-800-542-1061. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if your household received a single set of proxy materials for this year, but you would prefer to receive your own copy, we will send a copy to you if you address your written request to: EMS Technologies, Inc., Investor Relations, 660 Engineering Drive, Norcross, GA 30092, or contact Investor Relations at 770-263-9200.

AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the Securities and Exchange Commission. A copy of the Annual Report (including exhibits) for the fiscal year ended December 31, 2007, is available through the Company’s website at www.ems-t.com. A printed copy of the Annual Report (excluding exhibits) may be obtained, free of charge, upon written request by any shareholder to EMS Technologies, Inc., Attn: Don T. Scartz, Treasurer, 660 Engineering Drive, P. O. Box 7700, Norcross, Georgia 30091-7700. Copies of all exhibits to the Annual Report are available upon a similar request, subject to payment of a $.15 per page charge to reimburse the Company for its expenses.

Norcross, Georgia

March 28, 2008

C123456789

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 2, 2008.

Vote by Internet

• Log on to the Internet and go to www.investorvote.com

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors: For Withhold For Withhold For Withhold +

01—Hermann Buerger 02—Paul B. Domorski 03—Francis J. Erbrick

04—John R. Kreick 05—John B. Mowell 06—Thomas W. O’Connell

07—Bradford W. Parkinson 08—Norman E. Thagard 09—John L. Woodward, Jr.

For Against Abstain

2. Proposal to ratify the selection of KPMG LLP as the 3. In accordance with their best judgment upon such other Company’s independent registered public accounting matters as may properly come before the Annual Meeting firm for the year ending December 31, 2008. or any adjournments thereof.

The Board of Directors is not aware of any matters to be presented for action at the Annual Meeting of Shareholders, other than the election of Directors and the proposal specified above.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

9 1 A V 0 1 7 5 1 2 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

<STOCK#> 00VLKC

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — EMS TECHNOLOGIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints John B. Mowell, Paul B. Domorski and Timothy C. Reis, and each of them with individual power of substitution, proxies to appear and vote all shares of the common stock of EMS Technologies, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on the 2nd day of May 2008, and at all adjournments thereof, as indicated with respect to the matters listed on the reverse side.

The Board of Directors unanimously recommends a vote FOR all the nominees listed and FOR the Proposal listed. This proxy is revocable at any time prior to its use.

(Items to be voted appear on reverse side.)